Exhibit 95

MSHA Citations and Litigation

Pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), operators of a coal or other mine that file reports under Section 13(a) of the Exchange Act must include in each periodic report filed with the SEC certain information regarding health and safety violations at their mines.

The Dodd-Frank Act requires disclosure of the following categories of violations, orders and citations under the Federal Mine Safety and Health Act of 1977 (“Mine Act”): (1) Section 104 S&S Citations, which are citations issued for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard; (2) Section 104(b) Orders, which are orders issued upon a follow up inspection where the inspector finds the violation previously cited has not been totally abated in the prescribed time period; (3) Section 104(d) Citations and Orders, which are issued upon violations of mandatory health or safety standards caused by an unwarrantable failure of the operator to comply with the standards; (4) Section 110(b)(2) Violations, which result from the reckless and repeated failure to eliminate a known violation; (5) Section 107(a) Orders, which are given when the Mine Safety and Health Administration “MSHA” determines that an imminent danger exists and results in an order of immediate withdrawal from the area of the mine affected by the condition; and (6) written notices from MSHA of a pattern or potential to have a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under Section 104(e). In addition, the Dodd-Frank Act requires the disclosure of the total dollar value of proposed assessments from MSHA under the Mine Act, and the total number of mining related fatalities.

During the twelve months ended February 28, 2015, none of our operations: (i) received Section 104(b) Orders; (ii) had any flagrant violations under Section 110(b)(2); (iii) received section 104(d) Citations and Orders, which are issued upon violations of mandatory health or safety standards caused by an unwarrantable failure of the operator to comply with the standards; (iv) received notice from MSHA of a pattern of violations of mandatory health or safety standards under Section 104(e); or (v) had any mining-related fatalities.

The subsequent table lists the number of inspections, the number of S&S citations and the total dollar value of proposed assessments from MSHA under the Mine Act for the year ended February 28, 2015.

Name of Operation *	Number of Inspections	Total Number of S&S Citations	Mine Act §104(b) Orders	Mine Act §104(d) Citations and Orders	Mine Act §110(b)2 Violations	Mine Act §107(a) Orders	Total Dollar Value of Proposed MSHA	Total Number of Mining Related Fatalities	Received Written Notice under Mine Act §104(e) (yes/no)
BURKHOLDER	1	—	—	—	—	—	—	—	No
CHAMBERSBURG	1	—	—	—	—	—	—	—	No
CLIFFORD	1	—	—	—	—	—	200	—	No
EGYPT	1	—	—	—	—	—	—	—	No
GETTYSBURG	1	—	—	—	—	—	262	—	No
HONEYBROOK	1	—	—	—	—	—	—	—	No
KURTZ	1	1	—	—	—	—	—	—	No
KUTZTOWN	1	—	—	—	—	—	550	—	No
LEWSIBURG	—	—	—	—	—	—	200	—	No
MARTINS CREEK	—	—	—	—	—	—	100	—	No
MT. CYDONIA I	1	—	—	—	—	—	250	—	No
MT. CYDONIA III	—	—	—	—	—	—	100	—	No
NARVON	1	—	—	—	—	—	100	—	No
NAZARETH	1	—	—	—	—	—	—	—	No
SHAMOKIN	—	—	—	—	—	—	414	—	No
SHESHEQUIN	1	—	—	—	—	—	—	—	No
SHIPPENSBURG	1	2	—	—	—	—	—	—	No
TYRONE FORGE	—	—	—	—	—	—	200	—	No
WEAVERLAND	1	1	—	—	—	—	—	—	No
WEHRLE	1	—	—	—	—	—	—	—	No
TOTAL	15	4	—	—	—	—	$2,376

 *Only operations that have received violations, citations, orders and/or proposed assessments issued under the Mine Act have been included in this table.